As filed with the Securities and Exchange Commission on April 27, 2006                                    Registration No. 333-112553

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________

MOBIUS MANAGEMENT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3078745 (I.R.S. Employer Identification Number)
120 Old Post Road
Rye, New York 10580
(Address of Principal Executive Offices)
_______________

MOBIUS MANAGEMENT SYSTEMS, INC.
1996 STOCK INCENTIVE PLAN

MOBIUS MANAGEMENT SYSTEMS, INC.
1998 EMPLOYEE STOCK PURCHASE PLAN

MOBIUS MANAGEMENT SYSTEMS, INC.
NON-EMPLOYEE DIRECTORS’ 1998 STOCK OPTION PLAN

(Full Title of the Plans)
_______________

Mitchell Gross
Chairman of the Board, Chief Executive Officer and President
Mobius Management Systems, Inc.
120 Old Post Road
Rye, New York 10580
(Name and Address of Agent for Service)

(914) 921-7200
(Telephone Number, Including Area Code,
of Agent for Service)

Copies to:
Kenneth P. Kopelman, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

MOBIUS MANAGEMENT SYSTEMS, INC.
POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY STATEMENT IN CONNECTION WITH THE FILING
OF A RELATED REGISTRATION STATEMENT ON FORM S-8
FILED PURSUANT TO INSTRUCTION E OF FORM S-8

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (File No. 333-112553) (this “Registration Statement”), Mobius Management Systems, Inc., a Delaware corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “Commission”) a new Registration Statement on Form S-8 (the “New Registration Statement”). The New Registration Statement relates to the registration among other offers and sales of shares of the Registrant’s Common Stock, of the offer and sale of 709,038 shares of the Registrant’s Common Stock, par value $.0001 per share (the “Carryover Shares”), pursuant to the Mobius Management Systems, Inc. 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan is sponsored by the Registrant.

The Registrant had originally registered the Carryover Shares pursuant to this Registration Statement on February 6, 2004, in anticipation of granting awards pursuant to the Mobius Management Systems, Inc. 1996 Stock Incentive Plan (the “1996 Plan”). The 1996 Plan is a predecessor plan to the 2006 Plan. The 2006 Plan was adopted by Mobius’s Board of Directors on December 27, 2005, and approved by Mobius’s stockholders on February 7, 2006. Following the filing of this Amendment No. 1, the Carryover Shares are no longer available for new awards under the 1996 Plan. The Registrant desires to have the Carryover Shares included among the shares of the Common Stock whose offer and sale under the 2006 Plan is registered under the New Registration Statement. The 2006 Plan provides for the grant to employees, officers, directors and consultants of the Registrant and its subsidiaries, of non-qualified stock options, incentive stock options, stock appreciation rights, shares of restricted stock, restricted stock units and dividend equivalent rights of the Registrant.

Consequently, in accordance with the principles set forth in Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997 as supplemented) and Instruction E to Form S-8, (1) the Registrant is registering the offer and sale of the Carryover Shares pursuant to the 2006 Plan by means of the New Registration Statement, (2) the registration fee of $2,231.48, of which $873.20 is allocable to the Carryover Shares, which the Registrant paid to the Commission in connection with the original filing of this Registration Statement, is carried over to the New Registration Statement, and (3) this Registration Statement is being amended on a post-effective basis to describe the change from the 1996 Plan to the 2006 Plan.

Pursuant to this Registration Statement, the Registrant also registered 500,000 shares under the 1998 Employee Stock Purchase Plan (the “ESPP”) and 250,000 shares under the Non-Employee Directors’ 1998 Stock Option Plan (the “Directors’ Plan”) on February 6, 2004. As of April 18, 2006, there were 721,763 shares and 110,000 shares available for grant under the ESPP and Directors’ Plan, respectively, pursuant to this Registration Statement. This Registration Statement has no impact on the shares registered under the ESPP and Directors’ Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on this 27th day of April, 2006.

                                            MOBIUS MANAGEMENT SYSTEMS, INC.

                                            By:/s/ Mitchell Gross
                                            Name: Mitchell Gross
                                            Title: Chairman of the Board,
                                                    Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Mobius Management Systems, Inc., hereby severally constitute and appoint Mitchell Gross and Raymond F. Kunzmann and each of them singly, our true and lawful attorneys-in-fact and agents, with full power of substitution, for them and in their name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments, including post-effective amendments, to the Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in the Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on April 27, 2006 in the capacities indicated.

Signature	Title(s)
/s/ Mitchell Gross Mitchell Gross	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ Joseph J. Albracht Joseph J. Albracht	Director
/s/ Raymond F. Kunzmann Raymond F. Kunzmann	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Gary G. Greenfield Gary G. Greenfield	Director
/s/ Patrick W. Gross Patrick W. Gross	Director
/s/ Louis Hernandez, Jr. Louis Hernandez, Jr.	Director
/s/ Kenneth P. Kopelman Kenneth P. Kopelman	Director
/s/ Robert H. Levitan Robert H. Levitan	Director